EXHIBIT 4.20

                          LETTER OF INTENT MADE BETWEEN
                    THE COMPANY AND ASTRAL MINING CORPORATION
                               DATED JUNE 9, 2006









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                            ASTRAL MINING CORPORATION
                      SUITE 709 - 837 WEST HASTINGS STREET
                              VANCOUVER, BC V6C 3N6


June 9, 2006

Amera Resources Corporation
Suite 709 - 837 West Hastings Street
Vancouver, BC V6C 3N6

Gentlemen:

RE: Letter of Agreement (the "Letter of Agreement") granting an Option to Purchase up to a 80% Undivided Interest in the group of mineral rights known as Roy and Hills located in Nevada, USA, as more particularly described in Schedule "A" appended hereto (the "Property"), by Amera Resources Corporation (the "Optionor") to Astral Mining CORPORATION (THE "OPTIONEE")

This Letter of Agreement will confirm our agreement regarding your grant to us of an irrevocable option to earn up to a 80% undivided interest in the Property, on the following material terms and conditions:

1.       REPRESENTATIONS AND WARRANTIES

1.1 The Optionor, through its subsidiary, and pursuant to the terms of a project generation agreement ("Underlying Agreement") attached as Schedule "B", is the recorded and beneficial owner of certain unpatented mining claims comprising the Property and holds the sole and exclusive right to acquire a 100% interest in the Property.

1.2 The Optionor represents and warrants that the Property is currently in good standing and that the Property is free and clear of all liens, charges and encumbrances, and is properly recorded and staked in accordance with the laws of the Nevada, USA, and is in good standing with respect to the filing of annual assessment work, except a 1% net smelter royalty and other benefits retained by Steven K. Jones and described in the Underlying Agreement.

1.3 The Optionor has the absolute right to enter into this Letter of Agreement without first obtaining the consent of any other person or body corporate and no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Property or any interest therein.

1.4 The Optionor has completed all necessary and proper corporate acts and procedures for the Optionor to enter into this Letter of Agreement and carry out its terms to the full extent.



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2.       OPTION

2.1 The Optionor irrevocably grants to the Optionee the sole and exclusive right and option (the "Option") to acquire an initial 65% interest and an additional 15% interest for a total of up to a 80% undivided interest in and to the Property, free and clear of all liens, charges, royalties, encumbrances and claims (subject only to the terms and conditions of the Underlying Agreement) in accordance with the terms and conditions of this Letter of Agreement.

3.       EXERCISE OF OPTION

3.1 To earn an initial 65% undivided interest in the Property, the Optionee may exercise the Option by (i) issuing to the Optionor an aggregate 500,000 common shares in the capital stock of the Optionee (the "Shares") and (ii) incurring an aggregate of Two Million Five Hundred Thousand Dollars USD (US$2,500,000) in exploration and development expenditures on the Property, in the instalments and on or before the dates specified below:

================================================================================
                                                             MINIMUM EXPLORATION
                                    NUMBER OF                  AND DEVELOPMENT
 DATE FOR                         COMMON SHARES                  EXPENDITURES
COMPLETION                         TO BE ISSUED                 TO BE INCURRED
--------------------------------------------------------------------------------

Approval Date (as defined below)      100,000                             --
--------------------------------------------------------------------------------
July 1, 2007                          100,000                     US $100,000
--------------------------------------------------------------------------------
July 1, 2008                          100,000                     US $150,000
--------------------------------------------------------------------------------
July 1, 2009                          100,000                     US $850,000
--------------------------------------------------------------------------------
July 1, 2010                          100,000                   US $1,400,000
--------------------------------------------------------------------------------

             TOTAL                    500,000                   US $2,500,000
================================================================================

3.2 Any exploration and development expenditures incurred in excess of the requirements for any period set out above will be credited against the requirements of the next succeeding period and any shortfall in such expenditure can be made up with a cash payment in lieu of work. In the event any share issuance or expenditure requirement for any period is not met, the Option will terminate, subject to the notice provisions of paragraph 7.1 hereof.

3.3 During the term of the Option, the Optionee shall be responsible for making all payments required to maintain the Property in good standing including all rentals, levies, duties, royalties, assessments, fees, taxes or other governmental charges levied with respect to the Property or its operations thereon and shall assume the Optionor's obligations under the Underlying Agreement including all payments due thereunder, and all such costs shall be included in the minimum expenditures to be incurred by the Optionee hereunder.


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3.4      The Optionee  shall be the operator of the  Property  (the  "Operator")
throughout the term of the Option. In that capacity, the Optionee shall be eligible to charge a project management fee which shall not exceed 5% of the actual expenditures incurred.

3.5 Upon issuing the Shares and incurring the expenditures set out in paragraph 3.1, the Optionee shall have earned a 65% undivided interest in and to the Property; prior thereto, beneficial ownership of the Property will remain with the Optionor.

3.6 Further, the Optionee may earn an additional 15% interest in the Property (for a total undivided interest of 80%) by delivering to the Optionor:

         (a) satisfactory evidence that the terms and conditions to firstly acquire the initial 65% interest in the Property have been met,
         (b)      a written notice of election,
         (c)      a one time issuance of 500,000 of its common shares, and,
         (d)      a bankable feasibility study.

3.7 In order to earn the additional 15% interest in the Property, the terms and conditions set out in (3.6) should be completed within three (3) years of earning the initial 65% interest.

4.       JOINT VENTURE

4.1 Upon completion of the issuances of common shares and the minimum exploration and development expenditures by July 1, 2007 (by which date the Optionee will have earned a 65% undivided interest in the Property), the Optionor shall retain a 35% carried interest in the Property until the Optionee earns the additional 15% undivided interest in the Property, at which time a joint venture shall be deemed to have been formed and, thereafter, each party shall be responsible for its proportionate share of the expenses of the further exploration and development of the Property.

4.2 Upon the Optionee exercising the Option to earn its full 80% interest in the Property or the Optionee declining to earn the additional 15% interest, the Optionee and the Optionor agree to associate on a joint venture basis for the further exploration and development of the Property, sharing the costs of such exploration and development in accordance with their respective interest in the Property, and agree to negotiate, in good faith, a formal joint venture agreement substantially based on the Rocky Mountain Mineral Law Foundation Form 5a LLC and containing the material terms described in Schedule "C" hereto (the "JV Agreement").

5.       ABANDONMENT OR TERMINATION OF OPTION

5.1 In the event that the Optionee decides to abandon the Option and the Property, or any portion thereof, the Optionee will provide forty five (45) days prior written notice to the Optionor of such abandonment.


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                                     - 4 -


5.2 In the event that the Option is terminated or abandoned as set out above, the Optionee will have no further right or interest in the Property and will have no further obligations hereunder, save and except that the Property will be left in good standing with respect to the filing of annual assessment work and the payment of rental fees for a period of at least sixty (60) days from the effective date of such termination or abandonment.

5.3 In the event that the Option is terminated or abandoned as set out above, the Optionee will forthwith deliver to the Optionor all data, maps, reports and other information with respect to the Property, in its possession or under its control.

6.       RIGHT OF ENTRY

6.1 During the term of the Option, the Optionor will have the right to enter upon the Property, enjoy quiet possession thereof, explore for minerals thereon, bring and erect upon the Property such mining facilities as it may consider advisable and remove material for the purposes of bulk testing or pilot plant operations.

6.2      The   Optionee   grants  to  the   Optionor  or  its  duly   authorized
representatives in writing, access to the Property provided that such access is not disruptive to the exploration or mining activities of the Optionee.

7.       DEFAULT

7.1 In the event that the Optionee is in default of any of its obligations hereunder, the Optionee will not lose any rights under this Letter of Agreement until the Optionor has given to the Optionee notice of such default and the Optionee does not take any reasonable steps to cure such default within sixty
(60) days from the Optionee's receipt of such notice.

8.       FORCE MAJEURE

8.1 No party will be liable for its failure to perform any of its obligations under this Letter of Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

8.2 All time limits imposed by this Letter of Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

8.3 A party relying on the provisions of section 8.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Letter of Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Letter of Agreement if an Intervening Event renders completion impossible.


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9.       OPTION ONLY

9.1 This is an option only and nothing herein will be construed as obligating the Optionee to do any acts or make any payments hereunder and any acts or payments as are made hereunder will not be construed as obligating the Optionee to do any further act or make any further payment.

10.      COVENANTS OF THE OPTIONEE

10.1     The Optionee hereby covenants and agrees with the Optionor as follows:

         (a) that it shall carry out and record or cause to be carried out and recorded all assessment work upon the Property as may be required in order to maintain the Property in good standing at all times;

         (b)      that it will carry out its  operations  on the  Property  in a
                  careful  and  miner  like  manner  in   accordance   with  the
                  applicable laws and regulations of Nevada, USA;

         (c) that it will properly pay all accounts of every nature and kind for wages, supplies, Workers' Compensation Assessments, income tax deductions and all other accounts and indebtedness incurred by it so that no claim or lien will attach to the Property or upon the ore or mineral contained therein and it will indemnify the Optionor and save the Optionor harmless from any and all loss, costs, actions, suits, damages or claims which may be made against the Optionor in respect of the operations on the Property, provided however, that the Optionee shall have the right to contest the validity of any such lien or claim;

         (d) that the Optionee shall indemnify and hold the Optionor harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this section 10.1 or otherwise arising from its operations on the Property.

11.      FURTHER ASSURANCES

11.1 The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Letter of Agreement.

12.      GENERAL

12.1 This Letter of Agreement will be governed and construed in accordance with the laws of the Province of British Columbia.

12.2 This Letter to Intent is intended to create binding legal relations among the parties and will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns as the case may be, until replaced by the JV Agreement. Until the execution and delivery of the JV Agreement, this Letter of Agreement will remain binding and in effect (unless terminated pursuant to the provisions thereof).


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12.3     In the event  that  during  the term of the  Option,  any party  hereto acquires any mineral properties or rights thereto, located within the noted area surrounding the boundaries of the Property, referred to as Area of Mutual Interest and depicted in Schedule A (attached), such mineral properties or rights thereto shall be included in and form part of the Property herein and the cost of acquiring and maintaining such mineral properties or rights thereto shall be included in the minimum expenditures to be incurred by the Optionee hereunder.

12.4 In the event that any provision of this Letter of Agreement is held unenforceable or invalid by a court of law, this Letter of Agreement will be read as if such unenforceable or invalid provision were removed.

12.5 The rights and obligations of the parties created by this Letter of Agreement are not assignable by any party without the prior written consent of the other party, not to be unreasonably withheld, except for any transfer or assignment to a wholly owned subsidiary of the party or pursuant to an amalgamation, merger, or corporate reorganization or arrangement of the party.

12.6 This Letter of Agreement is subject to the prior acceptance for filing by the TSX Venture Exchange on behalf of the Optionee. The Optionee will use its best efforts to obtain such acceptance within one hundred and twenty (120) days of the execution of this Letter of Agreement (the date of such acceptance being referred to as the "Approval Date" herein) or such other date as is agreed to.

If the foregoing terms and conditions, and the attached schedules which form a part of this Letter of Agreement, accurately set out our mutual understandings, please indicate your acceptance by signing this letter where indicated below and returning to us the enclosed copy duly signed.

Yours very truly,

ASTRAL MINING CORPORATION

Per:  /s/ MANFRED KURSCHNER

      Manfred Kurschner
      President & C.E.O.


Terms and conditions approved as of the date first above written.

AMERA RESOURCES CORPORATION

Per:  /s/  NIKOLAOS CACOS
      --------------------
      Authorized Signatory




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                  THIS IS SCHEDULE "A" TO THE LETTER OF AGREEMENT
                  DATED JUNE 9, 2006 MADE BETWEEN  ASTRAL  MINING
                  CORPORATION  AND  AMERA  RESOURCES  CORPORATION


           DESCRIPTION AND MAP OF PROPERTY AND AREA OF MUTUAL INTEREST
           -----------------------------------------------------------


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

         Omitted graphic is map showing Area of Mutual Interest of Roy and
                        Hills Claims Nye County, Nevada



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                  THIS IS SCHEDULE "B" TO THE LETTER OF AGREEMENT
                  DATED JUNE 9, 2006 MADE BETWEEN  ASTRAL  MINING
                  CORPORATION   AND  AMERA  RESOURCES CORPORATION


         Copy of Underlying Agreement dated June 25, 2004 and July 4, 2004 made between Amera Resources Corporation and Steven K. Jones.




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                  THIS IS SCHEDULE "C" TO THE LETTER OF AGREEMENT
                  DATED JUNE 9, 2006 MADE BETWEEN  ASTRAL  MINING
                  CORPORATION  AND  AMERA  RESOURCES  CORPORATION

                    MATERIAL TERMS OF JOINT VENTURE AGREEMENT

Under paragraph 4.1 of the Letter of Agreement, the Optionee and the Optionor and/or its assigns agree to execute and deliver a joint venture agreement for the future exploration and development of the Property on a joint venture basis on the following material terms:

1. The initial interest of the parties in and to the Property and all other assets, liabilities, benefits or losses (the "Project") will be the Optionee as to a X% undivided interest, and the Optionor as to a X% undivided interest, subject to variation from time to time as set out below. The parties will be deemed to have initially contributed the following costs for the
Project: the Optionee US$X and the Optionor $X.

2. The parties will form a management committee consisting of one member appointed by each party (the "Management Committee"). The Management Committee will have the power and authority to make binding decisions on behalf of the parties with respect to the exploration and development of the Property and the Project, and all matters incidental thereto, including the approval of annual work programs and budgets for all exploration and development work. All decisions of the Management Committee will be made by a simple majority of votes, each party having one vote for each one percent (1%) of interest held in the Project. In the event of a tie vote, the Operator will have a casting or deciding vote.

3. The Management Committee will appoint a person or company to act as the daily manager and administrator of the exploration and development work on the Property (the "Operator"), and the first Operator will be the Optionee until its resignation or removal by the Management Committee.

4. The Operator will prepare and submit for the consideration of the Management Committee annual work programs and budgets for the exploration and development work on the Property (collectively the "Programs" and individually a "Program"). If the Operator has not submitted a Program within sixty (60) days of any calendar year end, the non-Operator will be entitled to prepare and submit a Program to the Management Committee for its consideration.

5. Within sixty (60) days following the Management Committee's approval of a Program, the parties will elect by notice in writing to the Management Committee to either not participate in the Program, participate in the Program to the full extent of their cost share, or participate in the Program for an amount less than their cost share. A party's cost share will be equal to its proportionate share of cost of a Program based upon its interest held in the Project. If a party elects to not participate or elects to participate for an amount less than its cost share, that party will suffer dilution of its interest in the Property and the Project in accordance with the provisions below.



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6.       If a party elects not to contribute  or elects to contribute  less than its entire cost share, such party's interest in the Project will be reduced to a percentage equal to the fraction the numerator of which is the total costs for the Project paid or deemed paid by the party and the denominator of which is the total costs for the Project of all parties paid or deemed paid, multiplied by 100, and the other party's interest will be accordingly increased. If any party's interest is reduced below ten percent (10%) by the operation of this paragraph, such party will transfer its remaining interest in the Project to the other party, and will receive as consideration therefor either a ten percent (10%) net profits royalty or a 1.5% net smelter returns royalty at the election of the non-contributing party, made at the time of the conversion of its interest (if the non-contributing party fails to so elect within thirty (30) days of the date of conversion, the other party will be entitled to make the election). "Net profits" from production will be calculated in accordance with generally accepted accounting principles including deductions for interest,
taxes  and  royalties  (other  than  income  taxes),   amortization  of  capital
expenditures and pre-production expenditures, a reserve for three (3) months working capital, and a management fee not to exceed fifteen percent (15%) of operating costs. "Net smelter returns" will be calculated from the gross receipts received by the contributing party from any smelter or refinery, less smelter treatment charges, production taxes or royalties, and transportation expenses to the smelter or other purchaser.

7. The parties electing to contribute to a Program will have thirty (30) days from receipt of the Operator's invoice to pay their cost share in proportion to their interest in the Project. If a party fails to pay its cost share within such time, the defaulting party's interest will suffer dilution in accordance with the provisions of paragraph 6 above, but at one and one-half (1 1/2) times the normal rate, and the Operator will have a lien upon that party's share of production to a value equal to one hundred fifty percent (150%) of the amount in default with interest at twelve percent (12%) per annum calculated from the date of default to the date of repayment. The Operator will be entitled to render invoices for costs of a Program in advance, provided that such a request for an advance does not exceed the estimated cost for the next one (1) month's operations.

8. The Operator will be entitled to charge the parties a management fee equal to fifteen percent (15%) of any Program's budget.

9. The non-Operator will be entitled to enter upon the Property after 24 hours advance notice to the Operator, at the non-Operator's own risk, provided that such access is not disruptive to the exploration or mining activities of the Operator.